Exhibit 6.78

ALARIS HOMES, INC.
Purchase Agreement

This is a legally binding agreement. Read carefully. If you do not understand the effect of any part, consult your attorney or other competent advisor before signing.

SELLER does not represent or warrant that the Subject Property has been or will be completed in accordance with any plan or model home that you may have been shown. At or prior to closing, you will receive either (A) Seller's limited warranty, or (B) an application for an insured new home warranty program. Copies of these warranty documents are available for your review at Seller's office, such documents are legally binding which you should understand before you sign this agreement. At or prior to closing, you may receive warranties from firms other than Seller. Seller makes no representation as to the terms, conditions, or duration of any such third-party warranties.

THIS PURCHASE AGREEMENT, made this, the 18th day of February 2026, by and between

Arrived Fund Manager LLC and ____________
First Middle Last First Middle Last

A citizen and resident of 1 West Mountain Street Suite 109 Fayetteville AR 72701
Street City State ZIP Code

Telephone (H) 703-887-6608 (O)____________ (hereinafter referred to as "Buyer"), and Alaris Homes, Inc. (hereinafter referred to as "Seller").

WITNESSETH:

1. AGREEMENT TO SELL AND PURCHASE. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, Lot no./Unit no. 237 in the subdivision/ project of Wynterhall ("Project") Section no./Phase no. 4B

County of Guilford Street Address 3514 Marksbury Drive

City Greensboro State NC ZIP Code 27405

together with a dwelling, plan name Preston Plan No. 2227 Elevation C constructed or to be constructed thereon

(all of which shall collectively be referred to hereinafter as "Subject Property"), upon the terms and conditions stated herein.

ANY MODEL HOMES, SALES BROCHURES, STATEMENTS OR DESCRIPTIVE MATTER, AND ANY OTHER ADVERTISING OR PROMOTIONAL MATERIAL USED OR DISPLAYED BY SELLER ARE EXPRESSLY EXCLUDED FROM AND SHALL NOT BE INCORPORATED IN THIS AGREEMENT.

2. PURCHASE PRICE. The purchase price of said lot or unit, together with improvements located on or to be located on said lot, is: (Place **Total Price** figure from below on this line)........ $ 321,750.–

The purchase price shall be payable as follows:

A. Security deposit which will be applicable toward the purchase price, and shall be paid upon the signing of this agreement: $ 2,000.– nonrefundable

B. Additional cash down payment which will be applicable toward the purchase price payable to Seller on ____________ or **prior to the start of construction**: $ 0.00

C. Non-refundable Option Deposit, which will be applicable toward the purchase price, and shall be paid upon the signing of this agreement: $ 0.00

D. Balance of purchase price at closing, in the form of (x) cash, ( ) VA, ( ) FHA, or ( ) conventional mortgage loan financing proceeds: $ 319,750.–

E. SELECTIONS AND OPTIONS

Base price of House Plan..........	$ 321,500.–
Garage (If not included)..........	$ Included
Lot Premium	$ 250.–
Foundation: Check below which type of foundation the house is to be constructed on and add any additional cost to this line [ ] Crawl X Slab	$ Included
Bonus Room or additional room description: ____________	$ NA
Option One Primary Bathroom Upgrade ($4000 value) 10 x 12 Concrete Patio ($3,200 value)	$ Included
Option Two LVP 1st Floor ($2,000 value) Flood Lights ($600 value)	$ Included
Option Three Black Appliances upgrade ($625 value) LED Lighting Package ($2,500 value)	$ Included
Option Four Extended Kitchen Island ($2,000 value) Smart Lock Front Door ($400 value)	$ Included
Option Five Bathroom Sink Upgrade Sq ($600 value)	$ Included
If additional options are requested, use Option Addendum form and place total on this line..........	$
Total Price	$ 321,750.–

Should the Total Price of Selections and Options as set forth above exceed Five Thousand Dollars ($5,000), Seller shall require the payment of a non-refundable deposit of Twenty Percent (20%) of the Total Price (the "Option Deposit").

F.___Check here if this agreement is subject to Buyer's personal residence selling, and attach the House to **[Sell Addendum]**. FAILURE TO PERFORM SHALL CONSTITUTE A DEFAULT HEREUNDER.

Buyers Initials GT 02/18/26 3:09 PM PST dotloop verified ________

3. SELECTION SHEET. Buyer agrees to complete the selection and slip sheets and attach to this agreement, upon Seller's request. Failure to perform this in a timely manner shall constitute a default hereunder.

4. MORTGAGE FINANCING. Buyer's obligation to complete this purchase is contingent upon Buyer's ability to obtain a VA / FHA / conventional (CIRCLE SELECTION) loan in the amount of at least $ NA. **If Seller is to pay any discount points or fees, Buyer must obtain loan from a lender acceptable to Seller.** Buyer agrees that a VA or FHA loan shall be closed at the interest rate prevailing at the time of closing, with the interest rate on a conventional loan being determined by Buyer and Lender. Buyer must establish the terms of any interest rate lock offered by the Lender and make the payment therefor. Seller is not responsible for locking interest rate or discount points, or any matter related to Buyer's financing.

Seller shall not be liable for any discount points or fees, unless previously agreed to in writing by Seller. Buyer shall provide without delay all information required by Lender in connection with application for the loan, and shall otherwise use Buyer's best efforts to obtain approval of the loan. If, however, Buyer does not qualify for the loan, or is approved subject to contingencies which are unsatisfactory to Seller or which, in Seller's opinion, cannot be fulfilled, Buyer's Security Deposit (less $250.00 to cover Seller's reasonable administrative expenses) shall be returned to Buyer, and when returned, this Agreement shall automatically be terminated with neither party having any further rights or obligations hereunder. Buyer agrees to submit loan application within five (5) days from the date of this Agreement. Buyer acknowledges that Lenders may view individual borrowers differently; therefore, Buyer agrees to apply for financing with multiple lenders, as necessary, in order to obtain financing. Buyer's failure to use best efforts to obtain financing shall constitute a default hereunder.

Seller, upon providing written notice to Buyer, shall have the right to terminate this Agreement should Buyer be unable to provide Seller with written confirmation that Buyer has obtained a mortgage financing commitment in a form reasonably satisfactory to Seller at least 45 days prior to the substantial completion of the Subject Property. Seller, in its sole discretion, may grant up to two extensions of seven days each of the 45 day period. Any such extension must be in writing and executed by the Seller's President or Vice President.

If Buyer authorizes Seller to proceed with the lot purchase and/or start of construction by written notice, change order or delivery of all or part of the additional cash down payment, Buyer waives all contingencies set forth herein, including but not limited to the Mortgage Financing contingency set forth in this Paragraph 4.

By signing this Agreement, Buyer hereby authorizes any Lender to disclose to Seller the status of any mortgage loan application, including but not limited to credit reports, job and income verifications and deposits verifications.

5. CLOSING COSTS AND PREPARED ITEMS. Seller agrees to pay up to a maximum of $ 0.00 in Buyer's closing costs which shall include without limitation: attorney's fees, survey, deed preparation, mortgagee's and owner's title insurance, deed and mortgage recording fees, state and local mortgage documentary taxes and stamps and loan origination fees (the "Closing Credits"). Notwithstanding the foregoing, Seller is under no obligation to expend or refund any unused or unallocated contribution and Buyer acknowledges that any unused portion shall be forfeited. Buyer understands and agrees that Seller is strictly limited by regulation as to the amount of points and closing costs it may pay for Buyer. Buyer agrees to pay lender's application fee, underwriting and administrative fees, credit report fee, appraisal fee and all prepaid items including (but not limited to): homeowner's insurance premium, mortgage insurance premium, escrow deposits for property taxes and insurance and prepaid interest and any other Buyer-related expenses not mentioned (the "Closing Costs"). VA funding fee, if applicable, shall be paid by Buyer. Property taxes will be prorated on a calendar year basis between Seller and Buyer as of the date of closing. **It is understood by Buyer that Seller's payment of the Closing Credits listed above is conditioned upon Buyer using an attorney designated by Seller to conduct the closing of the Subject Property.**

6. COMPLETION.
A. Subject to Seller's receipt of the Selection Sheet (as herein defined) and any other deliverables required hereby, receipt of a firm mortgage commitment from a Lender approved by Seller within twenty-one (21) days of the date hereof, and receipt of the balance of the cash down payment if the Subject Property is not yet completed, the Seller shall complete the Subject Property and have the same ready for occupancy within a reasonable time thereafter.
B. In the event that Seller, through reasonable sources of supply, is unable to obtain the exact materials specified on the plans, specifications, or the selection sheet, Seller shall have the right to substitute materials of similar pattern and design and of substantially similar quality. Seller reserves the right to make changes in the plans and specifications for purposes of mechanical installation, building code requirements, and normal architectural design improvements subsequent to the date of this Agreement. If Subject Property Lot is to be purchased by Seller, this Purchase Agreement shall immediately become null and void if said Lot cannot be satisfactorily purchased by Seller, and the Security Deposit refunded to Buyer subject to the terms of this Purchase Agreement.
C. Issuance of a Certificate of Occupancy by the inspection authority with jurisdiction shall be evidence that the Subject Property has been substantially completed with due care by Seller.

7. CLOSING
The closing of the sale of the Subject Property shall be within five (5) days after Seller certifies that the Subject Property has been substantially completed. In the event that on the closing date the Subject Property shall be otherwise habitable, but items such as landscaping and final grading cannot be completed by reason of weather or other conditions beyond Seller's control, the closing shall nevertheless be conducted on the scheduled date. Seller will complete such items as soon as practicable after conditions permit. Any agreed items listed as needing corrective action on the PRESETTLEMENT INSPECTION, conducted by Seller and Buyer, will be completed as soon as practicable, but shall not be cause for delaying closing, if all other conditions of this Agreement have been fulfilled.
At the closing, Buyer shall deliver to Seller an executed Affidavit of Buyer's Acceptance, if required by lender and closing attorney, in which Buyer acknowledges that the Subject Property has been completed to Buyer's full and complete satisfaction. Seller's obligations pursuant to this Agreement shall be contingent upon Buyer's execution and delivery of such Affidavit, and Buyer's failure to execute and deliver such Affidavit shall constitute a default hereunder. Closing shall be held at such specific time and place as is designated by Seller. **Seller shall have the right to select the closing attorney.**

8. POSSESSION. Possession of Subject Property shall be delivered at closing.

9. DELIVERY OF TITLE. At the closing, Seller shall convey to Buyer, by general warranty deed, fee simple title to the Subject Property, together with membership in the Wynterhall Homeowner's Association (the "Association"), if applicable, subject to the following exceptions:
a. The terms, provisions, conditions, covenants, easements, and restrictions of the Project and the Articles of Incorporation and Bylaws of the Association, if applicable, together with the rules and regulations, if any, promulgated thereunder, if applicable.
b. Sewer, water, electric, telephone, cable television and other utility easements, if any, now or hereafter recorded, including the right to erect, maintain, install and use electrical and telephone poles, wires, cables, conduits, sewers, water mains, and other similar equipment for the conveyance and use of said utilities or other public utilities in, over, through, or upon the Subject Property or the common area of said development. Said exceptions shall also include easements existing or to be created for ingress and egress to and across said Subject Property and the common areas for access or other reasonable purposes. In order to provide utilities to the Subject Property, the Subject Property may, at the City of Greensboro's direction, need to be annexed into the City of Greensboro. Prior to closing, Seller may consent to or otherwise allow annexation of the Subject Property into the City of Greensboro, which annexation may then occur prior to or after closing in the City of Greensboro's discretion. Purchaser hereby consents to such annexation action by Seller and agrees to execute all documents and take all actions reasonably necessary to effectuate the annexation.
c. Covenants, conditions, reservations, restrictions, and easements appearing of record now or recorded prior to closing, provided they do not prohibit the use of the Subject Property as a residence.
d. The lien of the current year's County and (if applicable) City ad valorem real property taxes which will be prorated on a calendar year basis to the date of closing and assumed by Buyer, if the Subject Property was a separate taxable property as of January 1 of the year of closing, otherwise Seller will be credited with Buyer's pro rata portion of the taxes, with Seller being responsible for payment of said taxes when due.
At or prior to closing, Buyer shall execute all necessary documents to carry out the terms of this Purchase Agreement and such other documents reasonably requested by Seller. Acceptance by Buyer at closing of the deed from Seller shall constitute full performance by Seller in accordance with this Purchase

Agreement, except the warranties referenced herein.

10. DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS. If applicable, Buyer agrees to be bound by the Declaration of Covenants, Conditions and Restrictions for the Project, the Articles of Incorporation and the Bylaws of the Association and rules and regulations promulgated and hereafter adopted pursuant thereto and to pay when due all monthly common area expenses, assessments, and charges which relate to this Subject Property. Buyer further agrees to pay to the Association at time of closing hereunder, in addition to any other sums due hereunder, a deposit of an amount equal to two full months assessments due on the Subject Property (as a one-time funding fee for the association) plus the pro rata portion for the calendar month immediately following the closing (if any amounts shall be due for said calendar month), as an initial contribution to the common expenses assessed by the Association. The covenants of Buyer contained in this section shall survive the closing and delivery of the deed of the Subject Property.

Membership in the Association will be mandatory of Buyer, and all owners of lots within the Project. Dues and membership fees will be obligatory. During the year 2026, such fees will not exceed $ $43.64 per month. **Buyer to verify**. Notwithstanding any other provision of this contract to the contrary, any increase in such fees to Buyer will be made in compliance with the provisions of the Declaration of Conditions, Covenants and Restrictions of the Project.

11. POSITIONING OF HOUSE ON LOT. The placement of the house on the lot is **entirely in the discretion of the Seller.** The position of the house will not be altered or changed in any way after Buyer and Seller have signed this Agreement. The decision to put a garage on any floor plan must be made prior to the signing of this Agreement. **Seller will not return at any later date and add a garage or change placement of the house.**

12. TREES. Seller grades each lot as necessary for placement of the house on the lot. Existing trees within thirty feet (30') of the foundation **may be removed at the discretion of Seller.** Trees may be removed as necessary for the placement of the driveway. After initial grading of the lot is completed, Seller will not return to remove existing trees except where necessary for construction purposes. Some trees left near where grading has occurred may die. Seller is not responsible for existing trees that die due to grading or other disturbances either manmade or natural.

13. LANDSCAPING. Seller's landscaping of Subject Property shall be limited to rough grading of the yard to conform to natural contours to cause water to flow away from the foundation, fine grading to remove large surface rocks only, planting of a front yard bed next to the foundation and seeding the front, side and rear yards as further described herein. Seller retains full discretion as to the type, quality and quantity of landscaping installed. Seller does not warrant or guarantee any of the landscaping, trees or shrubs whether natural or planted. Seller will not be responsible for water damage to Subject Property resulting from natural erosion and/or erosion caused by changes in grade caused by Buyer. Seller will seed the front yard and up to 30 feet (30') around the perimeter of the home, and all other areas affected by construction. The seed used is a fescue mixture, and is the most common grass used in this area. Seller installs a starter lawn only. Fescue lawns usually go dormant (and may turn brown) in the hot summer months, and should not be allowed to completely dry out. Fertilizing in the hot summer months is not recommended. Straw is scattered on the ground at seeding to help keep the soil moist, and it may need replacing or rearranging as the wind and rain move it around. Maintenance is very important for establishing a proper lawn. The lawn should be maintained at a height between 2-3 inches minimum and 5-6 inches maximum. If cut too short, the sun may dry out the lawn excessively. If allowed to grow too long, the lower growing grass may become tender because of shading and when cut may be burned by the sun. Frequent cutting at the proper height will keep the light at the proper level and encourage new growth. It is normal to have bare spots in the lawn because the seed may flow from high spots to lower ones. Swales may cause difficulty in establishing a good stand, especially during rainy periods, because the water run off washes away the seed before it roots. Seller will return once within the first year following closing to reseed and straw washed areas. Except as otherwise provided herein, Seller will not be responsible for any additional landscaping activities related to the Subject Property. Seller may install sod, at Seller's discretion, in certain areas of the front yard of the Subject Property.

14. ASSESSMENTS. Seller warrants that, to its knowledge, there are no encumbrances or special governmental assessments, either pending or confirmed, for sidewalks, paving, water, sewer, or other improvements on or adjoining the property.

15. DEFAULT. A. By Buyer: Buyer acknowledges that, by signing this Agreement, Seller will incur costs in anticipation of performance of its obligations hereunder, the exact amount of such costs being extremely difficult and impracticable to determine with any degree of certainty. Therefore, in the event Buyer breaches this Agreement, Seller shall have the right to terminate this Agreement and retain the Security Deposit, the additional Down Payment (if any), the Option Deposit and such other amounts previously paid by Buyer to Seller pursuant to Paragraph 2 above, as liquidated damages. Buyer acknowledges and agrees that this amount represents a fair and reasonable estimate of the costs that the Seller will incur in anticipation of performance hereunder and that such amount is not a penalty. The right to liquidated damages shall not preclude Seller from pursuing any other legal or equitable right which Seller may have under this Agreement on account of such breach by Buyer, including without limitation, specific performance and/or payment of any actual damages incurred by Seller as the result of Buyer's default or breach (including attorneys' costs and fees and court costs).
B. By Seller. In the event that Seller shall, for whatever reason, fail to perform hereunder, Seller's sole obligation shall be to refund promptly to Buyer all sums paid by Buyer to Seller hereunder as full liquidated damages, as Buyer's sole and exclusive remedy, and all parties to this Agreement shall be discharged from all obligations hereunder.

16. USE OF FUNDS. THE SECURITY DEPOSIT WILL NOT BE HELD IN ESCROW BY THE SELLER AND MAY, IN THE DISCRETION OF SELLER, BE (i) EXPENDED BY THE SELLER TO FUND THE ACQUISITION AND/OR DEVELOPMENT OF THE SUBJECT PROPERTY, INCLUDING THE CONSTRUCTION OF THE DWELLING, OR (ii) DEPOSITED IN AN INTEREST-BEARING ACCOUNT. ANY INTEREST EARNED THEREON SHALL BELONG TO THE SELLER AND MAY BE WITHDRAWN BY SELLER FROM SUCH ACCOUNT AS IT ACCRUES AS OFTEN AS IS PERMITTED BY THE TERMS OF THE ACCOUNT. THE SECURITY DEPOSIT SHALL BE APPLIED, RETAINED OR REFUNDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS HEREOF.

17. ASSIGNMENT. This agreement, including Buyer's rights and obligations hereunder, shall not be assigned or transferred by Buyer without the prior written consent of Seller, which consent will not be unreasonably withheld.

18. TERMITES. Seller shall provide at Seller's expense a report from a licensed pest control operator on a standard form, in accordance with the regulations of the North Carolina Structural Pest Control Committee, stating that there was no visible evidence of wood-destroying insects and that no visible damage there from was observed, or, if new construction, Seller shall provide to Buyer, at Seller's expense, a new construction termite certificate.

19. NOTICES. Whenever any notice is given under this Agreement, it shall be considered duly made when delivered in person or three days after deposit in the United Sates mail, certified or registered mail, return receipt requested, postage prepaid, and properly addressed to Buyer at this address as set forth above or to Seller at PO Box 9846, Greensboro, NC 27429-0846.

20. CHANGES TO PLANS. Changes to the plans and specifications at the request of Buyer may be made prior to closing with the prior written consent of Seller. Such changes, including the cost to redraw the plans and specifications, administration of the changes, execution of the changes, and delays to the construction schedule will be made at the sole expense of Buyer unless otherwise agreed to in writing.

21. MODIFICATIONS. This Agreement is executed in at least one (1) original with the original being retained by Seller; copies of the original will be made available. The authority of the sales representatives for Seller is limited and confined to securing buyers for the subject properties on the terms and conditions set out in this Agreement and not otherwise, and the sales representatives have no power or authority to make any change, modification, stipulation, inducement, promise or other representation whatsoever other than those specifically stated herein, and this Agreement shall not be modified or amended except by written instrument signed by all parties hereto.

22. BINDING EFFECT; INTEGRATION. This Agreement is the entire agreement between the parties hereto and supersedes all other contracts or agreements, written or oral, between the parties, with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of

Buyers Initials GT 02/18/26 3:09 PM PST dotloop verified

the parties hereto and to the permitted heirs, successors, or assigns. Buyer agrees that this is an offer to purchase until it is signed by an authorized officer of Seller.

23. INTERSTATE LAND SALES FULL DISCLOSURE ACT. This transaction is exempt because Seller agrees to complete construction of a home on the Subject Property within two (2) years from the date of this agreement, subject only to the conditions of Paragraphs 6a and 10, above.

24. RADON NOTICE. The United States Environmental Protection Agency ("EPA") has indicated that a number of homes in the United States experience elevated levels of radon gas. Radon is a naturally occurring gas that is caused by the radioactive decay of the element radium. Since radium is contained in the earth's crust and dissolves readily in water, radon can be found virtually everywhere. Radon gas can enter the home through a variety of sources, such as through joints or normally occurring cracks in concrete floors or walls, floor drains, or sumps. This phenomenon can occur in any home. Once inside an enclosed space, such as a home, radon can accumulate. The EPA has stated that prolonged exposure to elevated concentrations of radon decay products has been associated with increases in the risk of lung cancer. The EPA recommends that actions be initiated to reduce excessive indoor radon levels. Homeowners may wish to obtain a test kit that meets the EPA protocol for measuring the level of radon gas in their homes. Cost for such test kits vary from $10-$50. EPA publishes a list that provides information on EPA-approved suppliers of such test kits. The EPA also has publications that identify several methods that may be effective in reducing the level of radon gas in homes. One of the methods is a sub-slab or sub-floor ventilation system.
Seller claims no expertise in the measurement or reduction of radon gas levels in homes, nor does Seller provide any advice to Buyer as to acceptable levels or possible health hazards of the gas. Further, Seller disclaims all liability with respect to the presence of radon gas, if any, at the Subject Property.

25. MOLD NOTICE. Molds are naturally occurring organisms found virtually everywhere. Molds can grow in houses, particularly if moisture above certain levels is allowed to enter and remain in the house. Periodic inspection of the house by BUYER, followed by the removal of all visible evidence of mold and the repair of any points of moisture intrusion, may help minimize the growth of mold. Also, BUYER should keep the house adequately ventilated to allow moisture to leave the house. BUYER shall have the right to inspect the house prior to closing to determine if any mold exists in the house. If mold is discovered prior to closing, SELLER agrees to attempt to remediate the mold to the reasonable satisfaction of the BUYER before closing. If BUYER moves forward with closing, BUYER WAIVES ALL CLAIMS OF ANY KIND INCLUDING CLAIMS FOR PROPERTY DAMAGE AND PERSONAL INJURY, AGAINST SELLER RELATED IN ANY WAY TO MOLD IN THE HOUSE.

26. INSULATION DISCLOSURE. As required by Federal Trade Commission Regulations, the information relating to the insulation installed in the Subject Property is as follows and may change if required by Code:
A. Exterior walls of improved living areas insulated with fiberglass batt insulation to a thickness of 3 1/8 " which yields an R-value of 13 or equal.
B. Walls in other areas of the home insulated where required with fiberglass batt insulation to a thickness of 3 ½ " which yields an R-value of 11 or equal.
C. Ceilings in improved living areas, insulated with fiberglass insulation to a thickness of 13 1/8" blown/9" batt which yields an R- value of 38 or equal.
D. Floors of improved living areas not applied to a slab foundation insulated with fiberglass batt insulation to a thickness of 6" which yields an R-value of 19 or equal.

E. Slab on grade at perimeter insulated with expanded polystyrene bead board insulation, if required, to a thickness of 1" which yields an R-value of 4.167 or equal. All stated R-values are based on information provided by the manufacturer of the insulation. Regardless of materials used, R-value shall be at least those stated herein.

27. REQUIRED IF VA FINANCING IS ELECTED IN PARAGRAPH 4 HEREIN. If Buyer has indicated herein that VA financing will be used, it is agreed that, notwithstanding any other provisions of this Agreement, Buyer shall not incur any penalty by forfeiture of earnest money or otherwise be obligated to complete the purchase of the property described herein, if the contract purchase price or cost exceeds the reasonable value of the property established by the Veteran's Administration. If the VA appraisal does not meet or exceed the contract purchase price, Seller shall have the right to appeal the appraisal within 60 days following Seller's official notification of an appraisal shortfall. Notwithstanding the foregoing, Buyer shall, however, have the privilege and option of proceeding with the consummation of this Agreement and purchase of the Subject Property without regard to the amount of reasonable value established by the VA.

Further, the substitution of materials as provided for in Paragraph 6B shall be subject to the approval of the veteran Buyer and the Veteran's Administration in accordance with the Veteran's Administration's regulations. If Buyer applies for a VA loan but is not approved, the veteran Buyer shall not be deemed to be in default hereunder as a result of such loan disapproval.

28. REQUIRED IF FHA FINANCING IS ELECTED IN PARAGRAPH 4 HEREIN. If Buyer has indicated herein that FHA financing will be used this Paragraph 28 shall apply, and it is expressly agreed that notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to complete the purchase of the property described herein or to incur any penalty by forfeiture of earnest money deposits of otherwise unless the **[mortgagee]** has delivered to the purchaser a written statement issued by the Federal Housing Commissioner or a Direct Endorsement lender setting forth the appraised value of the property (excluding closing costs) of not less than $ NA ________________ which statement the mortgagee hereby agrees to deliver to the purchaser promptly after such appraised value statement is made available to the mortgagee. Buyer shall, however, have the privilege and option of proceeding with consummation of the Agreement and purchase of the Subject Property without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value or the condition of the property. Buyer should satisfy him/herself that the price and the condition of the property are acceptable.

29. CHANGE ORDER POLICY. One change order will be allowed within fourteen (14) days of execution of this Purchase Agreement. There is no change order fee for allowing this change, however, all upgrades and changes must be paid for by the Buyer. After the 14-day period Buyer shall be responsible for the cost of all change orders, and such changes shall be limited to the following: cable and electrical outlets ($450 per outlet), telephone outlets ($450), overhead lighting ($450 per outlet), and ceiling fans ($950 each). Notwithstanding the foregoing, after the Pre-drywall Meeting, **NO CHANGES ARE PERMITTED HEREUNDER**.

30. CONSTRUCTION PERFORMANCE GUIDELINES. Seller agrees that construction of the home on the Subject Property conforms to the Residential Construction Performance Guidelines for Professional Builders and Remodelers established by the National Association of Homebuilders. Seller agrees to provide Buyer with a copy of the guidelines upon request. Buyer agrees by the signing of this Agreement to accept these guidelines as acceptable standards for which the home is to be constructed.

31. ARBITRATION. Any controversy, claim or dispute, of whatever nature arising out of or in any way relating to any aspect of the sale or condition of the Subject Property shall be submitted to binding arbitration in Greensboro, North Carolina, in accordance with the Construction Industry Arbitration Rules (utilizing expedited procedures) of the American Arbitration Association. The award rendered by the arbitrator shall be final, and a judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Notice of demand for arbitration shall be filed in writing with the other party, and with the Private Adjudication Center. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitation. Prior to the arbitration hearing, the arbitrator appointed shall conduct a mediation conference under the Construction Industry Mediation Rules.

32. WARRANTY INFORMATION. Seller participates in the Limited Warranty Assurance Program of the Quality Builders Warranty Corporation. Seller shall deliver to Buyer at closing a limited Warranty Agreement, which shall constitute the ONLY Warranty of any kind, express or implied, arising out of this transaction. SELLER DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF HABITABILITY, MERCHANTABILITY, AND FITNESS AS TO THE PROPERTY AND, IN PLACE OF SUCH WARRANTIES, WHETHER ARISING FROM CUSTOM, USAGE, COURSE OF TRADE,

STATUTORY OR CASE LAW OR OTHERWISE, IS THE QUALITY BUILDERS WARRANTY CORPORATION LIMITED WARRANTY DESCRIBED ABOVE.

33. STANDARDS VARIANCES FOR DIFFERENT COMMUNITES. Buyer acknowledges that Seller builds in various price ranges and other community locations. The standards established by the Seller vary from community to community.

34. NEIGHBOR DISCLAIMER: Buyer agrees and understands that Seller is not responsible for the conduct of any neighbor of Buyer or of any other person not employed by Seller. BUYER EXPRESSLY WAIVES ANY CLAIMS OF ANY KIND THAT BUYER MAY HAVE AGAINST SELLER RELATING IN ANY WAY TO THE CONDUCT OF ANY NEIGHBOR OR OTHER PERSON NOT EMPLOYED BY SELLER OR CAUSED IN ANY WAY BY THE CONDUCT OF ANY NEIGHBOR OR OTHER PERSON NOT EMPLOYED BY SELLER.

35. AGENCY DISCLOSURE. When showing Buyer the Subject Property and assisting Buyer in the purchase of Subject Property, Julie Glandt is an employee of Seller, Alaris Homes, Inc. All employees of Seller, Alaris Homes, Inc. are and have been obligated to obtain the best price and terms possible for their employer. Employees of Seller, Alaris Homes, Inc., as well as subcontractors of the Seller, Alaris Homes, must also furnish the Seller, Alaris Homes, Inc., with any information obtained from you or any other source that is material to the transaction, or might influence the Seller's decision to sell. Therefore, as a Buyer, you should not give to the Seller' employees, agents or subcontractors any information that you do not wish the Seller, Alaris Homes, Inc., to know.

36. INDEMNIFICATION. Buyer will indemnify, defend and hold harmless Seller and its employees, officers, directors, agents, owners successors, and assigns from and against all claims of loss or liability, including reasonable attorneys' fees and costs, arising out of or connected with Buyer's breach or alleged breach of its representations, warranties and covenants set forth herein or any negligent, wrongful or intentional acts or omissions on the part of Buyer.

37. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION HEREOF, SELLER SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST

PROFITS OR LOST REVENUES), WHETHER OR NOT CAUSED BY THE ACTS OR OMISSIONS OR NEGLIGENCE OF ITS EMPLOYEES OR AGENTS, AND REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. THE FOREGOING WILL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF EITHER PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. IN NO EVENT SHALL SELLER'S LIABILITY IN THE AGGREGATE FOR ANY AND ALL CLAIMS OR DAMAGES ARISING UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY BUYER TO SELLER HEREUNDER.

38. **TIME IS OF THE ESSENCE**. Buyer acknowledges that ***TIME IS OF THE ESSENCE*** in the performance of his or her obligations under this Agreement. All references to "days" in this Agreement shall mean calendar days unless otherwise stated. To the extent that any calendar day on which a deadline pursuant to this Agreement falls is a weekend or a Federal Holiday, such deadline will fall on the next calendar day that is not a weekend or a Federal Holiday.

39. MINERAL AND OIL AND GAS RIGHTS DISCLOSURE.

Instructions to Property Owners

The Residential Property Disclosure Act (G.S. 47E) ("Disclosure Act") requires owners of certain residential real estate such as single family homes, individual condominiums, townhouses, and the like, and buildings with up to four dwelling units, to furnish purchasers a Mineral and Oil and Gas Rights Disclosure Statement ("Disclosure Statement"). This form is the only one approved for this purpose.

A disclosure statement is not required for some transactions. For a complete list of exemptions, see **G.S. 47E-2(a). A DISCLOSURE STATEMENT IS REQUIRED FOR THE TRANSFERS IDENTIFIED IN G.S. 47E-2(b)**, including transfers involving the first sale of a dwelling never inhabited, lease with option to purchase contracts where the lessee occupies or intends to occupy the dwelling, and transfers between parties when both parties agree not to provide the Residential Property and Owner's Association Disclosure Statement.

You must respond to each of the following by placing a check √ in the appropriate box.

MINERAL AND OIL AND GAS RIGHTS DISCLOSURE

Mineral rights and/or oil and gas rights can be severed from the title to real property by conveyance (deed) of the mineral rights and/or oil and gas rights from the owner or by reservation of the mineral rights and/or oil and gas rights by the owner. If mineral rights and/or oil and gas rights are or will be severed from the property, the owner of those rights may have the perpetual right to drill, mine, explore, and remove any of the subsurface mineral and/or oil or gas resources on or from the property either directly from the surface of the property or from a nearby location. With regard to the severance of mineral rights and/or oil and gas rights, Seller makes the following disclosures:

		Yes	No	No Representation
GT 02/18/26 3:09 PM PST Buyer Initials	Mineral rights were severed from the property by a previous owner.	☐	☐	☒
GT 02/18/26 3:09 PM PST Buyer Initials	Seller has severed the mineral rights from the property.	☐	☒	
GT 02/18/26 3:09 PM PST Buyer Initials	Seller intends to sever the mineral rights from the property prior to transfer of title to Buyer.	☐	☒	
GT 02/18/26 3:09 PM PST Buyer Initials	Oil and gas rights were severed from the property by a previous owner.	☐	☐	☒
GT 02/18/26 3:09 PM PST Buyer Initials	Seller has severed the oil and gas rights from the property.	☐	☒	
GT 02/18/26 3:09 PM PST dotloop verified Buyer Initials	Seller intends to sever the oil and gas rights from the property prior to transfer of title to Buyer.	☐	☒	

Note to Purchasers

If the owner does not give you a Mineral and Oil and Gas Rights Disclosure Statement by the time you make your offer to purchase the property, or exercise an option to purchase the property pursuant to a lease with an option to purchase, you may under certain conditions cancel any resulting contract without penalty to you as the purchaser. To cancel the contract, you must personally deliver or mail written notice of your decision to cancel to the owner or the owner's agent within three calendar days following your receipt of this Disclosure Statement, or three calendar days following the date of the contract,

whichever occurs first. However, in no event does the Disclosure Act permit you to cancel a contract after settlement of the transaction or (in the case of a sale or exchange) after you have occupied the property, whichever occurs first.

40. DEED TO BE MADE TO: Arrived Fund Manager LLC

41. REAL ESTATE BROKER

Seller and Buyer acknowledge that this Agreement was procured without intervention of any broker except for the broker set forth below ("Buyer's Broker"), which shall be entitled to a commission payable by Seller in accordance with the terms of a separate agreement if and only if the sale closes.

If Buyer's Broker is procuring cause, following information must be completed:

Agent: Suzanne Flynn Firm: Flynn Realty #36248

Firm Address: 1057 Avery Trace Circle
Hendersonville, TN 37075 Firm Phone [redacted]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the day and year set forth below.

Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns — dotloop verified 02/18/26 3:09 PM PST NHN3-HLLD-M4GN-ZZYK

Buyer Date Buyer Date

WITNESS, our hands and Seals, the first date first above written, ______________________
Witness to Both

______________________ JP 2/10/26
Witness Seller – Alaris Homes, Inc.

WIRE FRAUD WARNING

TO BUYERS: BEFORE SENDING ANY WIRE, YOU SHOULD CALL THE CLOSING ATTORNEY'S OFFICE TO VERIFY THE INSTRUCTIONS. IF YOU RECEIVE WIRING INSTRUCTIOS FOR A DIFFERENT BANK, BRANCH LOCATION, ACCOUNT NAME OR ACCOUNT NUMBER, THEY SHOULD BE PRESUMED FRAUDULENT. DO NOT SEND ANY FUNDS AND CONTACT THE CLOSING ATTORNEY'S OFFICE IMMEDIATELY.

dotloop signature verification:

ALARIS HOMES Selection Sheet/Blank Addendum

Addendum to: _____ Selection Sheet x Purchase Agreement

RE: Lot # 237 Subdivision: Wynterhall

Dated 02/18/2026 between Seller, Alaris Homes and Buyer(s)

Buyer(s) and Seller do hereby agree to amend the above, checked as provided hereinafter. Except as specifically modified herein, the Purchase Agreement shall remain in full force and effect. The Addendum will be of no affect until signed below by an authorized Officer of the Seller.

Option

Seller agrees to a seller credit, at closing, to be shown on the closing statement in the amount of $7,500.–

Buyer Signature: Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns — dotloop verified 02/18/26 3:09 PM PST QSDO-SAEU-QWS0-XUBO Date: ______

Buyer Signature: ______ Date: ______

Accepted by Alaris Homes Inc.: [signature] VP Date: 2/19/26

ALARIS HOMES COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (this "Agreement") is made this 18th day of February, 2026 by and between **[ALARIS HOMES]** ("Seller") and **[REAL ESTATE FIRM]**, Flynn Realty #36248.

WITNESSETH:

WHEREAS, Seller has agreed to sell the real property located at 3514 Marksbury Drive Greensboro, NC 27405 (the "Property") to Arrived Fund Manager LLC ("Buyer") pursuant to that certain purchase agreement of even date herewith (the "Purchase Agreement"); and

WHEREAS, the Firm represents Buyer with respect to the purchase of the Property; and

WHEREAS, Seller and Firm have confirmed and reduced to writing in this Agreement their entire understanding and agreement with respect to the payment of compensation to the Firm.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, Seller and Firm hereby agree as follows:

I. Buyer Agency Acknowledgment

Seller acknowledges that the Firm represents the Buyer with respect to the purchase of the Property. As the agent of the Buyer, the Firm has the duty to act solely on behalf of the Buyer and not on behalf of the Seller.

II. Compensation

Seller agrees that upon the close of the sale of the Property, Seller shall pay the following compensation (the "Compensation") to the Firm: *(select the appropriate option)*

a. 3 (Three) % of the sales price (minus any seller-paid closing costs and/or Seller credits to Buyer)

b. ______________ flat rate

c. $2,000 bonus other

The Compensation shall be deemed earned and payable **only** upon the closing of the sale and the transfer of the Property to the Buyer.

III. Conditions to Earning Compensation:

No compensation, or any part thereof, shall be deemed earned and payable until Buyer has closed on the sale and the Property has been transferred to the Buyer. If, for any reason, Buyer

fails to close on the Property or the Property fails to transfer, regardless of whether any such failure is by reason of any default, act, or omission (whether arbitrary, intentional, or otherwise) by Seller or Buyer, or by reason of any lack of or failure to obtain any approval or consent that may be necessary or required by either of such parties, or for any other reason whatsoever, then and in any such event, the Firm shall waive and does hereby waive all claims or demands in law or in equity to the Compensation or any part thereof.

IV. Non-Discrimination Clause

The Firm shall conduct all brokerage activities regarding this Agreement without respect to the race, color, religion, sex, national origin, handicap, or familial status of any party or prospective party to this Agreement. Further, Realtors have an ethical duty to conduct such activities without respect to the sexual orientation or gender identity of any party or prospective party to this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

SELLER: Alaris Homes Inc

VP 2/19/26 (Seal)
[Name]

FIRM: Flynn Realty #36248

[Name of Firm]

By: Susanne Flynn dotloop verified 02/18/26 2:40 PM CST RE18-QQE3-9HZE-YFFU
Name: [Name of Representative] Suzanne Flynn
Title:

Granite Variation Disclaimer

This addendum will become part of the Purchase Agreement between Alaris Homes and Arrived Fund Manager LLC dated 2/18/2026, for the purchase of Lot # 237 in the community of Wynterhall.

Due to the unique nature of natural granite, Buyer acknowledges and agrees that the granite samples presented for review to Buyer at time of selections is a general representation of a natural material. With any natural granite, color and grain variations will occur. The actual granite used in the construction and finishes of Buyer's home will have color variation and/or pattern changes that are different from the selection samples. Every reasonable effort will be made to keep differences and variations as minimal as possible. Buyer agrees that Alaris Homes is not responsible and will be held harmless for these variations and differences.

Buyer Date

Buyer Date

NORTH CAROLINA PROFESSIONAL SEAL L-4670 LAND SURVEYOR DEAN M. RHOADS


HICONE ROAD
YANCYVILLE ROAD
SUMMIT AVENUE
McKNIGHT MILL RD.
SITE
U.S. HWY. 29
PROPOSED I-840
U.S. HWY. 70

VICINITY MAP
Not To Scale

SETBACKS: (PB 213 PG 28)

FRONT – 20'
CORNER – 15'
SIDE – 5'
REAR – 15'

SEWER LAT.
WATER METER


PB 213 PG 28
N/F
OAKWOOD FOREST
MOBILE HOME PARK
DB 8253 PG 0911
N85°00'04"W
50.00'
237
SETBACKS (TYP.)
5,500 S.F.
0.13 AC
46.0'
12.0
10.0
PATIO
36.5
110.00'
S04°59'56"W
N04°59'56"E
110.00'
236
PRESTON-C
PLAN #2227
6/17/09
2-CAR
42.0
35.0
16.2
7.0
20.3
6.8'
6.8'
22.0'
17.0'
10' DRAINAGE EASEMENT
50.00'
S85°00'04"E
SIDEWALK
3' MIN. FLARE
2.0'
19.9'

Planning Approved

*Any revisions made after the approval of a site plan/structure, must be resubmitted in plan tracking.

MARKSBURY DRIVE

50' PUBLIC R/W

02/18/26
3:08 PM PST
dotloop verified

THIS DRAWING DOES NOT REFLECT AS-BUILT INFORMATION

THIS PROPERTY MAY BE SUBJECT TO ANY AND ALL APPLICABLE DEED RESTRICTIONS, EASEMENTS, RIGHT-OF-WAY, UTILITIES AND RESTRICTIVE COVENANTS WHICH MAY BE OF RECORD OR IMPLIED

PRELIMINARY PLAT
NOT FOR RECORDATION, CONVEYANCES, OR SALES

30 0 30
SCALE: 1" = 30'

HOUSE LOCATION PLOT PLAN

FOR
#3514 MARKSBURY DRIVE
LOT 237, WYNTERHALL SUBDIVISION, PHASE 4B
Gilmer Township, Guilford County, Greensboro, North Carolina

PROPERTY OF: ALARIS HOMES
MAP BOOK 213 PAGE 28 DEED REFERENCE

RESIDENTIAL LAND SERVICES, PLLC.
1917 Evans Road
Cary, North Carolina 27513
Phone (919) 378-9316
Firm License # P-0873

DRAWN: JWW	SURVEYED: N/A	CHECKED: JWW	DATE: JUNE 18, 2025